Exhibit 10.30

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDMENT NO. 1 TO LETTER OF INTENT

This Amendment No. 1 to the Letter of Intent (the “Amendment”) is effective as of October 6, 2003 by and between Xcyte Therapies, Inc., a Delaware (U.S.A.) corporation (“Xcyte”), and Taiwan Cell Therapy Company, a corporation formed under the laws of Taiwan, R.O.C. (“TCTC”).

RECITALS

WHEREAS, Xcyte and TCTC wish to amend the Letter of Intent dated August 28, 2003 by and between Xcyte and TCTC (the “LOI”), in order to change the dates affecting the break-up fees.

WHEREAS, All terms not otherwise defined herein shall have the same meaning as set forth in the LOI

NOW THEREFORE, the parties hereby agree as follows:

AGREEMENT

1. The “Second Agreement; Due Diligence” section of the Appendix to the LOI is hereby amended and restated in its entirety as follows:

“Second Agreement; Due Diligence. As soon as practicable after execution of this Agreement, TCTC, its employees and agents shall be permitted to make a full and complete due diligence review of Xcyte’s business and affairs relating to the Collaboration. TCTC agrees to complete its due diligence and notify Xcyte in writing whether it intends to consummate the transactions contemplated by the Agreement by November 15, 2003. If TCTC notifies Xcyte that it intends to consummate the transactions contemplated by the Agreement, then the parties agree to negotiate in good faith and enter into a second agreement (“Second Agreement”) containing the material terms set forth in this Agreement and other appropriate terms, representations, warranties and covenants on or before November 15, 2003, and close on or before December 30, 2003. The terms of the Second Agreement will include the representation by TCTC that it had received investor commitments for the Financing (as defined in the Agreement) necessary to close the transaction. Execution of the Second Agreement is subject to the final approval of Xcyte’s Board of Directors and TCTC’s Board of Directors and Senior Management.”

2. Section (a) of the “Break-up Fee” section of the Appendix to the LOI is hereby amended and restated in its entirety as follows:

“Break Up Fee.

a. After the parties execute this Agreement, if either Xcyte or TCTC chooses not to enter into the Second Agreement on or before November 15, 2003 (or extensions thereof mutually agreed upon by the parties in writing) and instead chooses to enter into another agreement relating to any countries of the Territory set forth in this Appendix with a third party from May 22, 2003 until February 22, 2004, then the party that so chooses shall pay the other party a cash payment equal to the following based on the date that the party gives such written notice to the other party:

May 22, 2003 to November 15, 2003 [*]

Neither Xcyte nor TCTC will have this duty of this payment if (1) TCTC determines in good faith through its due diligence efforts that there are significant risks, defects or issues with the Xcellerate™ Technology or third party patents and applications affecting the Xcellerate™ Technology in the Territory and notifies Xcyte in writing as such on or before November 15, 2003, (2) TCTC is not able to obtain the applicable financing and notifies Xcyte in writing of such on or before the Second Agreement is executed, provided that TCTC provides Xcyte with prompt notice of its inability to raise the requisite funds, (3) Xcyte is refused, without right to appeal, a Taiwan tax exemption regarding the up front (set forth in “Structure” Section 0014), milestone (set forth in “Financial Terms”, Section 0016), and royalty payments (set forth in “Royalties”, Sections 0020- 0022) (specifically excluding the payments set forth in the “Sublicense” Section (0029)) and notifies TCTC in writing of such on or before November 15, 2003, or (4) Xcyte is unable to confirm the Investors’ commitment of at least US$25,000,000 through due diligence of TCTC’s list of investor commitments and Xcyte notifies TCTC in writing of such on or before November 15, 2003, or (5) the parties are unable to reach agreement on the Second Agreement by November 15, 2003 despite diligent good-faith effort on the part of the party to be charged. Upon the execution of the Second Agreement, this Section (a) shall be replaced in the Second Agreement by the Break-Up Fee described in the next Section (b).

2. All other terms and conditions of the LOI, that do not otherwise conflict with the intention of this Amendment, shall remain unchanged and in full force and effect.

[*]	Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The parties have executed this Amendment No. 1 to the LOI as of the date first above written.

XCYTE THERAPIES, INC.

By:	/S/ RONALD JAY BERENSON

Name:	Ronald Jay Berenson

(print)

Title:	President & CEO

Address: 1124 Columbia Street, Suite 130
Seattle, WA 98033

TAIWAN CELL THERAPY COMPANY

By:	/S/ EUGENE FAN

Name:	Eugene Fan

Its:	President & CEO

Taiwan Cell Therapy Company

12th Floor, 156 Min Sheng E. Road, Sec. 3,

Taipei, Taiwan